ISSN 1718-8369	Exhibit (99.19)

Volume 1, Number 11	April 27, 2007

AS AT FEBRUARY 28, 2007

February 2007 highlights

•

In February 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows a surplus of $478 million following an additional payment of $500 million to the Generations Fund. For the same period last year, revenue exceeded expenditure by $832 million.

•	Budgetary revenue amounts to $5.0 billion, an increase of $340 million (7.3%) compared to last year.

•	Program spending is up by $214 million (6.5%) compared to last year and stands at $3.5 billion.

•	Debt service amounts to $550 million, comparable to last year’s amount.

•	The net results of the Generations Fund amount to $524 million including the additional payment of $500 million made last February 15.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS

(millions of dollars)

(Unaudited data)

	February		April to February		February 2007 Budget
	2006 [1]	2007	2005-2006 [1]	2006-2007	2006-2007		Growth %
Budgetary Revenue
Own-source revenue	3 870	4 099	40 862	43 925	48 533		6.1
Federal transfers	816	927	8 926	10 058	10 956		9.9

Total	4 686	5 026	49 788	53 983	59 489		6.8
Budgetary Expenditure
Program spending	-3 298	-3 512	-44 149	-46 327	-51 519		4.6
Debt service	-555	-550	-6 278	-6 293	-6 990		1.7

Total	-3 853	-4 062	-50 427	-52 620	-58 509		4.3
Net results of consolidated organizations	-1	14	412	208	37		—
Deposit in the Generations Fund	—	-500	—	-500	-500		—
Allocation to the budgetary reserve	—	—	—	—	-500	[2]	—

Consolidated budgetary balance for the purposes of the Balanced Budget Act	832	478	-227	1 071	17		—
Net results of the Generations Fund [3]	—	524	—	547	575		—

Consolidated budgetary balance	832	1 002	-227	1 618	592		—

1	Monthly allocation of financial transactions based on best available data and estimates.
2	The allocation to the budgetary reserve will be made in the March 2007 monthly report.
3	The Generations Fund began operations on January 1, 2007.

Cumulative results as at February 28, 2007

Budgetary balance

•	For the period from April 2006 to February 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows revenue exceeding expenditure by $1.1 billion.

•	This improvement of $1.3 billion compared to the results for the same period last year stems in particular from the additional profits earned by Hydro-Québec.

Budgetary revenue

•	Since the beginning of the year, budgetary revenue amounts to $54.0 billion, an increase of $4.2 billion (8.4%) compared to last year.

•	Own-source revenue stands at $43.9 billion, an increase of $3.1 billion (7.5%). Apart from Hydro-Québec’s financial results, this improvement stems from increased revenue from personal income tax.

•	Federal transfers amount to $10.1 billion for the first eleven months of the current fiscal year, an increase of $1.1 billion over the same period in 2005-2006.

Budgetary expenditure

•	As at February 28, 2007, budgetary expenditure totals $52.6 billion.

•	Program spending is up by $2.2 billion (4.9%) compared to the same period last year. The most significant changes are in the health ($1.1 billion) and education ($622 million) sectors.

•	Debt service amounts to $6.3 billion, comparable to last year’s amount.

Generations Fund

•	As at February 28, 2007, the net results of the Generations Fund amount to $547 million.

Net financial surplus

•	For the period from April 2006 to February 2007, the net financial surplus stands at $167 million.

•	This increase of $2.4 billion compared to the same period in 2005-2006 stems chiefly from the dividend Hydro-Québec paid to the government in February 2007.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS

(millions of dollars)

(Unaudited data)

	February			April to February
	2006 [1]	2007	Changes	2005-2006 [1]	2006-2007	Changes
Budgetary Revenue
Own-source revenue	3 870	4 099	229	40 862	43 925	3 063
Federal transfers	816	927	111	8 926	10 058	1 132

Total	4 686	5 026	340	49 788	53 983	4 195
Budgetary Expenditure
Program spending	-3 298	-3 512	-214	-44 149	-46 327	-2 178
Debt service	-555	-550	5	-6 278	-6 293	-15

Total	-3 853	-4 062	-209	-50 427	-52 620	-2 193
Net results of consolidated organizations	-1	14	15	412	208	-204
Deposit in the Generations Fund	—	-500	-500	—	-500	-500

Consolidated budgetary balance for the purposes of the Balanced Budget Act	832	478	-354	-227	1 071	1 298
Net results of the Generations Fund	—	524	524	—	547	547

Consolidated budgetary balance	832	1 002	170	-227	1 618	1 845
Consolidated non-budgetary surplus (requirements)	-288	1 986	2 274	-2 047	-1 451	596

CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	544	2 988	2 444	-2 274	167	2 441

1	Monthly allocation of financial transactions based on best available data and estimates.

CONSOLIDATED REVENUE FUND REVENUE

(millions of dollars)

(Unaudited data)

	February			April to February
Revenue by source	2006	2007	Changes %	2005-2006	2006-2007	Changes %
Budgetary Revenue
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 435	1 529	6.6	14 893	16 332	9.7
Contributions to Health Services Fund	376	400	6.4	4 620	4 628	0.2
Corporate taxes	601	531	-11.6	3 919	3 800	-3.0
Consumption taxes	678	721	6.3	11 152	11 419	2.4
Other sources	294	251	-14.6	2 234	2 195	-1.7

Total	3 384	3 432	1.4	36 818	38 374	4.2
Revenue from government enterprises	486	667	37.2	4 044	5 551	37.3

Total own-source revenue	3 870	4 099	5.9	40 862	43 925	7.5
Federal transfers
Equalization	400	467	16.8	4 398	5 073	15.3
Health transfers	254	311	22.4	2 824	3 322	17.6
Transfers for post-secondary education and other social programs	79	93	17.7	889	966	8.7
Other programs	83	56	-32.5	815	697	-14.5

Total federal transfers	816	927	13.6	8 926	10 058	12.7

TOTAL BUDGETARY REVENUE	4 686	5 026	7.3	49 788	53 983	8.4

CONSOLIDATED REVENUE FUND EXPENDITURE

(millions of dollars)

(Unaudited data)

	February			April to February
Expenditures by mission	2006	2007	Changes %	2005-2006	2006-2007	Changes %
Budgetary Expenditure
Program spending
Health and Social Services	1 534	1 606	4.7	18 947	20 096	6.1
Education and Culture	719	790	9.9	11 742	12 364	5.3
Economy and Environment	372	409	9.9	5 074	5 240	3.3
Support for Individuals and Families	397	430	8.3	4 622	4 732	2.4
Administration and Justice	276	277	0.4	3 764	3 895	3.5

Total program spending	3 298	3 512	6.5	44 149	46 327	4.9
Debt service	555	550	-0.9	6 278	6 293	0.2

TOTAL BUDGETARY EXPENDITURE	3 853	4 062	5.4	50 427	52 620	4.3

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.